Exhibit 15.01

The Stockholders and Board of Directors of Atlantic Union Bankshares Corporation:

We are aware of the incorporation by reference in the Registration Statements (Form S-3 No. 333-220398, Form S-3 No. 333-156946, Form S-3 No. 333-102012, Form S-3 No. 333-81199, Form S-8 No. 333-203580, Form S-8 No. 333-193364, Form S-8 No. 333-175808, Form S-8 No. 333-113842, Form S-8 No. 333-113839 and Form S-8 No. 333-228455) of Atlantic Union Bankshares Corporation of our report dated November 5, 2019 relating to the unaudited consolidated interim financial statements of Atlantic Union Bankshares Corporation that are included in its Form 10-Q for the quarter ended September 30, 2019.

Under Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

/s/ Ernst & Young LLP

Richmond, Virginia

November 5, 2019